Exhibit 99.1

Century Reports 2007 Financial Results

MONTEREY, CA. Feb. 14, 2008 -- Century Aluminum Company (NASDAQ: CENX) today reported a net loss of $112.3 million ($2.74 per basic and diluted share) for the fourth quarter of 2007.  Reported fourth quarter results were impacted by a net after-tax charge of $147.7 million ($3.61 per basic share) for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting.  Quarterly results were impacted by a tax benefit of $4.0 million ($0.10 per basic share) related to the increase in the carrying amount of deferred tax assets as a result of a state tax law change.  The dilutive effect of the convertible notes, options and service-based awards would reduce basic EPS by $0.05 per share.

For the fourth quarter of 2006, the company reported a net loss of $119.1 million ($3.67 per basic and diluted share).  Reported results for this quarter were impacted by an after-tax charge of $174.3 million ($5.37 per basic share) for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting and by a gain on a sale of surplus land.  The dilutive effect of the options, convertible notes and service-based awards would reduce basic EPS by $0.06 per share.

Recent highlights include:

•	2007 financial results were strong. Free cash flow(a) increased 55 percent over 2006. Shipment volumes were 13 percent higher and realized prices increased 2 percent.

•
The 40,000 tonne expansion of the Grundartangi, Iceland plant was completed in November, on schedule and on budget. This latest development was the culmination of a three-year program which increased the smelter’s capacity from 90,000 to 260,000 tonnes per year.

•
Significant progress was made on the greenfield smelter project near Helguvik, Iceland, including the receipt of a positive opinion by the National Planning Agency.  Development plans for the project are well advanced.

•
Hawesville’s proposed new long-term power contract was filed with the Kentucky Public Service Commission. The contract would provide the smelter with cost based power through 2023.  The parties involved expect the transaction to close during the second quarter of 2008.

•	All primary aluminum facilities operated safely at or above capacity.

 (a) A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule I of this press release.

For 2007, Century reported a net loss of $101.2 million ($2.72 per basic and diluted share). Included in these results is a net after-tax charge of $328.3 million ($8.83 per basic and diluted share) for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting. Full year results were impacted by a tax benefit of $8.3 million ($0.22 per basic share) related to the increase in the carrying amount of deferred tax assets as a result of a state tax law change.  The dilutive effect of the convertible notes, options and service-based awards would reduce basic EPS by $0.37 per share.

For 2006, Century reported a net loss of $41.0 million ($1.26 per basic and diluted share).  Results for 2006 include a net after-tax charge of $241.7 million ($7.46 per basic share) for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting and by a gain on the sale of surplus land.  The dilutive effect of the convertible notes, options and service-based awards would reduce basic EPS by $0.17 per share.

Sales for the fourth quarter of 2007 were $432.1 million compared with $424.4 million for the fourth quarter of 2006. Shipments of primary aluminum for the 2007 fourth quarter were 198,138 tonnes, compared with 181,675 tonnes shipped in the year-ago quarter. Cash used to settle forward contracts that do not qualify for cash flow hedge accounting was $20.0 million in the fourth quarter of 2007 compared to $12.3 million in the fourth quarter of 2006.

Sales for 2007 were $1.8 billion compared with $1.6 billion for 2006, and total 2007 primary aluminum shipments of 766,951 tonnes compared with 679,939 tonnes shipped in 2006. Cash used to settle forward contracts that do not qualify for cash flow hedge accounting was $98.3 million in 2007 compared to $54.2 million in 2006.

“Century made good progress in 2007 toward its strategic objectives of lowering unit production costs, increasing global diversification and addressing our long-term cost structure,” said president and chief executive officer Logan W. Kruger.  “Our financial results were strong and included record shipments and cash flow.

“During the fourth quarter, we completed the latest expansion of Nordural’s smelter at Grundartangi, Iceland.  The entire three-year project, which almost tripled the size of the plant, was implemented on time and on budget.  The smelter is now producing at its 260,000 tonne per year capacity, and is operating well.  We are proud of the team which delivered this impressive result, while simultaneously operating the plant in an efficient and safe manner.

“At our greenfield smelter project near Helguvik, Iceland, we made important progress.  We signed agreements with two geothermal power providers and with the national power transmission company.  We received a favorable opinion from the National Planning Agency on our environmental impact assessment.  We raised the equity financing for the plant’s first two phases and became the first U.S. company to list on the Iceland stock exchange.  Lastly, we have assembled an experienced project team; they are now completing the final steps required for the commencement of construction.

“We see 2008 as another year of opportunity for Century,” Mr. Kruger concluded.  “We will begin the major construction phase of our new plant in Iceland.  We will also commence a modest two year capital improvement program for our U.S. plants. These activities are taking place in an industry environment that we would characterize as favorable over the medium and longer-term.”

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland, as well as an ownership interest in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

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Century Aluminum’s quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.

Contacts:
Mike Dildine (media)               831-642-9364
Shelly Lair (investors)             831-642-9357

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Astridur Thordardottir, Senior Manager-Corporate Finance, Landsbanki Islands hf.
Olafur Finsen, Senior Legal Advisor-Corporate Finance, Landsbanki Islands hf.

Cautionary Statement
This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Century Aluminum Company
Consolidated Statements of Operations
(in Thousands, Except Per Share Amounts)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
NET SALES:
Third-party customers	$337,678	$332,282	$1,449,750	$1,299,035
Related parties	94,452	92,085	348,413	259,531
	432,130	424,367	1,798,163	1,558,566

COST OF GOODS SOLD	372,207	331,291	1,434,700	1,210,044

GROSS PROFIT	59,923	93,076	363,463	348,522

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	19,136	10,724	59,920	39,363

OPERATING INCOME	40,787	82,352	303,543	309,159

INTEREST EXPENSE – Net	(2,983)	(10,272)	(22,109)	(35,297)
NET LOSS ON FORWARD CONTRACTS	(228,978)	(282,891)	(508,875)	(389,839)
OTHER INCOME (EXPENSE) - Net	124	7,019	(3,302)	6,898

LOSS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	(191,050)	(203,792)	(230,743)	(109,079)

INCOME TAX BENEFIT	74,453	79,716	113,849	52,041

LOSS BEFORE EQUITY IN EARNINGS OF JOINT VENTURES	(116,597)	(124,076)	(116,894)	(57,038)

EQUITY IN EARNINGS OF JOINT VENTURES	4,294	4,953	15,645	16,083

NET LOSS	$(112,303)	$(119,123)	$(101,249)	$(40,955)

EARNINGS PER COMMON SHARE
Basic – Net Loss	$(2.74)	$(3.67)	$(2.72)	$(1.26)
Diluted – Net Loss	$(2.74)	$(3.67)	$(2.72)	$(1.26)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	40,973	32,457	37,199	32,395
Diluted	40,973	32,457	37,199	32,395

Century Aluminum Company
Consolidated Balance Sheets
(Dollars in Thousands)
(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash	$60,962	$96,365
Restricted cash	873	2,011
Short term investments	280,169	-
Accounts receivable – net	93,451	113,371
Due from affiliates	26,693	37,542
Inventories	175,101	145,410
Prepaid and other current assets	40,091	19,830
Deferred taxes - current portion	69,858	103,110
Total current assets	747,198	517,639
Property, plant and equipment – net	1,260,040	1,218,777
Intangible asset - net	47,603	61,594
Goodwill	94,844	94,844
Deferred taxes - less current portion	321,068	203,451
Other assets	107,518	88,929
Total	$2,578,271	$2,185,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$79,482	$64,849
Due to affiliates	216,754	282,282
Accrued and other current liabilities	60,482	75,143
Long term debt - current portion	-	30,105
Accrued employee benefits costs - current portion	11,997	11,083
Convertible senior notes	175,000	175,000
Industrial revenue bonds	7,815	7,815
Total current liabilities	551,530	646,277

Senior unsecured notes payable	250,000	250,000
Nordural debt	-	309,331
Accrued pension benefit costs - less current portion	14,427	19,239
Accrued postretirement benefits costs - less current portion	184,853	206,415
Due to affiliates - less current portion	913,683	554,864
Other liabilities	39,643	27,811
Deferred taxes	62,931	41,587
Total noncurrent liabilities	1,465,537	1,409,247

Shareholders’ Equity:
Common stock (one cent par value, 100,000,000 shares authorized; 40,988,058 shares outstanding at December 31, 2007 and 32,457,670 at December 31, 2006)	410	325
Additional paid-in capital	857,787	432,270
Accumulated other comprehensive loss	(51,531)	(166,572)
Accumulated deficit	(245,462)	(136,313)
Total shareholders’ equity	561,204	129.710
Total	$2,578,271	$2,185,234

Century Aluminum Company
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Year ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(101,249)	$(40,955)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Unrealized net loss on forward contracts	411,023	333,081
Depreciation and amortization	78,060	69,220
Deferred income taxes	(135,071)	(126,342)
Pension and other post retirement benefits	11,038	14,561
Workers’ compensation	(743)	987
Stock-based compensation	5,962	5,582
Excess tax benefits from share based compensation	(588)	(1,394)
(Gain) loss on disposal of assets	72	(6,851)
Non-cash loss on early extinguishment of debt	2,461	-
Purchase of short-term trading securities	(721,271)	-
Sale of short-term trading securities	441,102	-
Undistributed earnings of joint ventures	(15,645)	(16,083)
Change in operating assets and liabilities:
Accounts receivable - net	19,920	(30,355)
Due from affiliates	10,850	(18,904)
Inventories	(26,080)	(28,524)
Prepaid and other current assets	(12,540)	89
Accounts payable, trade	18,211	9,608
Due to affiliates	13,188	9,701
Accrued and other current liabilities	(13,660)	18,965
Other - net	9,642	(7,033)
Net cash (used in) provided by operating activities	(5,318)	185,353

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(24,525)	(23,602)
Nordural expansion	(88,764)	(193,511)
Proceeds from sale of property, plant and equipment	543	7,759
Restricted cash deposits	3,738	(2,583)
Net cash used in investing activities	(109,008)	(211,937)

CASH FLOWS FROM FINANCIING ACTIVITIES
Borrowings of long-term debt	30,000	109,000
Repayment of long-term debt	(369,436)	(581)
Net repayments under revolving credit facility	-	(8,069)
Excess tax benefits from share based compensation	588	1,394
Issuance of common stock - net of issuance costs	417,771	3,453
Net cash provided by financing activities	78,923	105,197

NET (DECREASE) INCREASE IN CASH	(35,403)	78,613

CASH, BEGINNING OF YEAR	96,365	17,752

CASH, END OF YEAR	$60,962	$96,365

Century Aluminum Company
Selected Operating Data
(Unaudited)

SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Metric Tons	(000) Pounds	$/Pound	Metric Tons	(000) Pounds	(000) Revenue
2007
4th Quarter	133,002	293,219	$1.07	65,136	143,600	$119,635
3rd Quarter	134,495	296,509	$1.13	61,046	134,583	$120,554
2nd Quarter	132,496	292,104	$1.19	56,154	123,798	$117,667
1st Quarter	131,568	290,057	$1.15	53,054	116,964	$114,383
Total	531,561	1,171,889	$1.13	235,390	518,945	$472,239
2006
4th Quarter	131,041	288,895	$1.12	50,634	111,630	$100,847
3rd Quarter	126,810	279,568	$1.07	42.788	94,331	$81,424
2nd Quarter	132,590	292,311	$1.12	39,125	86,255	$77,702
1st Quarter	132,378	291,843	$1.03	24,573	54,174	$45,166
Total	522,819	1,152,617	$1.09	157,120	346,390	$305,139

(1)	Does not include Toll shipments from Nordural

FORWARD PRICED SALES - As of December 31, 2007
	2008(1)(2)	2009(2)	2010(2)	2011(2)	2012-2015 (2)
Base Volume
Pounds (000)	246,958	231,485	231,485	165,347	661,386
Metric tons	112,018	105,000	105,000	75,000	300,000
Percent of capacity	14%	13%	13%	9%	9%
Potential additional volume (2)
Pounds (000)	220,903	231,485	231,485	165,347	661,386
Metric tons	100,200	105,000	105,000	75,000	300,000
Percent of capacity	12%	13%	13%	9%	9%

(1)	The forward priced sales in 2008 exclude January 2008 shipments to customers that are priced based upon the prior month’s market price.
(2)
Certain financial contracts included in the forward priced sales base volume for the period 2008 through 2015 contain clauses that trigger potential additional sales volume when the market price for a contract month is above the base contract ceiling price.  These contacts will be settled monthly and, if the market price exceeds the ceiling price for all contract months through 2015, the potential sales volume would be equivalent to the amounts shown above.

SCHEDULE I

Century Aluminum Company
Reconciliation of Cash Flow from Operations to Free Cash Flow
(Dollars in Thousands)
(Unaudited)

	Year ended December 31,
	2007	2006

Net cash (used in) provided by operating activities	$(5,318)	$185,353
Increase in short-term investments - net	280,169	-
Purchase of property, plant and equipment (1)	(24,525)	(23,602)
Free Cash Flow	$250,326	$161,751

Footnote:
(1)	Excludes Grundartangi, Iceland expansion

The Company's earnings release includes a discussion of free cash flow, which is not a financial measure based upon generally accepted accounting principles, or GAAP.  The Company defines free cash flow as net cash (used in) provided by operating activities less capital expenditures (other than capital expenditures related to the expansion of the Company's Grundartangi, Iceland facility) and including the net increase in short term investments due to their liquidity.  The Company's calculation of free cash flow may not be comparable to similarly titled measures reported by other companies due to differences in the components used in its calculation.  The Company's earnings release includes a reconciliation of free cash flow to cash flow from operating activities, which is the most directly comparable GAAP financial measure.  Free cash flow should not be considered as a substitute for cash flows from operating activities as determined in accordance with GAAP.

The Company's management believes the presentation of free cash flow is a useful measure that helps investors evaluate the Company's capacity to fund its ongoing cash operating requirements, including capital expenditures and debt service obligations, and to make acquisitions or other investments.